CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into effective as of August 30, 2026 (the “Effective Date”), by and between Hyliion Inc., a Delaware company, located at 1202 BMC Drive, Cedar Park, TX 78613 (the “Company”), and Gustanski Technical Services LLC, a Michigan limited liability company, located at [***] (the “Contractor”). Mary E. Gustanski (the “Contractor Representative”) is executing this Agreement solely for purposes of agreeing to the provisions expressly applicable to Contractor Representative.
WHEREAS, the Company desires to retain Contractor to provide, through Contractor Representative, technical and strategic advisory services relating to engineering, product commercialization and related matters; and
WHEREAS, Contractor Representative currently serves as a member of the Board of Directors (the “Parent Board”) of Hyliion Holdings Corp., the Company’s parent (“Parent”), and the Parties desire to distinguish between the Consulting Services under this Agreement and Contractor Representative’s duties and responsibilities as a director;
NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings set forth herein, the Parties agree as follows:
1.Consulting Services. During the Consulting Period, defined below, Contractor shall cause Contractor Representative to personally perform consulting and advisory services for the Company and its affiliates (“Consulting Services”) as described in Exhibit A. Contractor Representative shall personally perform the Consulting Services, and Contractor may not substitute any other individual to perform the Consulting Services without the Company’s prior written consent.
2.Authority and Responsibilities; Reporting.
a.In performing the Consulting Services pursuant to this Agreement, Contractor acts solely as an independent contractor and Contractor Representative acts solely on behalf of Contractor in her capacity as Contractor Representative. Neither Contractor nor Contractor Representative will have any right, power or authority to assume or create any obligation or liability, express or implied, in the name of or on behalf of the Company or subject the Company to any obligation or liability, unless expressly authorized by the Company in writing and only to the extent of such authorization. For the avoidance of doubt, Contractor Representative shall have no authority in her consulting capacity to direct any officer or employee of the Company or its affiliates or to make operating decisions on behalf of the Company unless expressly authorized in writing by the Company.
b.Contractor Representative will determine the manner and means of performing the Consulting Services, subject to the agreed scope, applicable Company security, safety, confidentiality and compliance requirements, and reasonable coordination with the Company’s designated management contact. The Company may provide Contractor and Contractor Representative access to Company facilities, systems, equipment and information as reasonably necessary to perform the Consulting Services.

***Certain information has been excluded because it is both not material and is the type the registrant treats as private or confidential.
c.Nothing in this Agreement expands, restricts or otherwise modifies Contractor Representative’s authority, rights, duties or fiduciary obligations in her capacity as a director of Parent. When acting as a director of Parent, Contractor
Representative shall act solely in that capacity and not pursuant to this Agreement.
3.Consulting Fee. The Company will pay Contractor a consulting fee of $25,000 per month (“Consulting Fee”) for the Consulting Services. Contractor shall submit a monthly invoice describing the Consulting Services performed during the applicable month, and the Company shall pay all undisputed amounts within thirty (30) days after receipt of the invoice. If this Agreement begins or terminates during a calendar month, the Consulting Fee shall be prorated based on the number of days during which Consulting Services were performed. The Company shall reimburse Contractor for all reasonable and necessary out-of-pocket business expenses incurred by Contractor or Contractor Representative in performing the Consulting Services, provided such expenses are supported by appropriate documentation in accordance with the Company’s expense reimbursement policies. For the avoidance of doubt, the Consulting Fee is solely for the Consulting Services described in this Agreement and is separate from, and in addition to, any compensation payable to Contractor Representative in her capacity as a member of the Parent Board. Nothing in this Agreement guarantees Contractor Representative’s continued service on the Parent Board or committee membership.
4.Consulting Period. The “Consulting Period” shall commence on the Effective Date and shall continue for a period of twelve (12) months, unless earlier terminated in accordance with Section 5 below. The Parties may renew or extend the term of this Agreement by mutual written agreement.
5.Termination. Either Party may terminate this Agreement at any time, for any reason or no reason, upon thirty (30) days’ written notice to the other Party. The Company may waive all or any portion of the notice period and pay any Consulting Fee that otherwise would have accrued during the waived notice period. Either Party may terminate immediately for a material, non-curable breach; for a curable material breach, the non-breaching Party shall provide written notice and a thirty (30) day opportunity to cure. Termination of this Agreement shall not, by itself, affect Contractor Representative’s service as a director of Parent, and cessation of Contractor Representative’s service on the Parent Board shall not, by itself, terminate this Agreement unless separately determined by the Parent Board or otherwise provided herein.
6.Non-Solicitation and Non-Interference. During the Consulting Period and for three (3) months thereafter, Contractor and Contractor Representative shall not, in connection with or arising from the Consulting Services, knowingly solicit for employment or engagement any Company employee with whom Contractor Representative worked materially in performing the Consulting Services; provided that general solicitations not targeted at Company personnel shall not violate this Section. Nothing in this Section shall restrict Contractor Representative from taking any action that she reasonably determines is required to discharge her fiduciary duties as a director of Parent.
7.Contractor Warranties. In connection with the Consulting Services provided hereunder, Contractor represents and warrants to the Company, and Contractor Representative separately represents, warrants and covenants to the Company with respect to herself and her performance of the Consulting Services, as follows:
a.Contractor and Contractor Representative will comply with all applicable laws and regulations;
b.Contractor Representative will perform all Consulting Services hereunder in a professional and workmanlike manner, in accordance with any scope of work agreed between Contractor and the Company;
c.Contractor Representative has the level of skill and experience represented to the Company, and such skill and experience is commensurate with the requirements of the Consulting Services contemplated hereby;
d.Contractor and Contractor Representative may perform the Consulting Services contemplated hereunder without breach of any other agreement to which either is a party or other duty to which either is bound; and
e.Any written reports, analyses, recommendations or other deliverables specifically created by Contractor or Contractor Representative for the Company in performing the Consulting Services (“Work Product”) will be prepared in good faith and in a professional manner consistent with Contractor Representative’s experience. Neither Contractor nor Contractor Representative warrants any particular technical, commercial or business outcome resulting from the Company’s use of their advice or Work Product.
8.Independent Contractor. Contractor shall perform the Consulting Services as an independent contractor and not as an employee, officer, partner, joint venturer or agent of the Company. Contractor Representative shall not, by reason of the Consulting Services, be deemed an employee, officer, partner, joint venturer or agent of the Company. Neither Contractor nor Contractor Representative shall be entitled to participate in employee benefit plans by reason of the Consulting Services, and Contractor shall be responsible for applicable taxes arising from the Consulting Fee. Contractor Representative’s status and obligations as a director of Parent are separate from and not altered by the Consulting Services or this Agreement.

9.LIMITATION OF LIABILITY; INDEMNIFICATION.
a.IN NO EVENT SHALL THE COMPANY’S LIABILITY TO CONTRACTOR FOR ALL CLAIMS ARISING HEREUNDER, WHETHER IN TORT OR CONTRACT, EXCEED THE FEES DUE TO CONTRACTOR FOR CONSULTING SERVICES PERFORMED HEREUNDER DURING THE TERM, AND IN NO EVENT SHALL THE COMPANY BE LIABLE TO CONTRACTOR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES HEREUNDER.
b.Contractor Representative shall have no personal liability to the Company or its affiliates for any claims, losses, liabilities, damages, judgments, settlements, costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to the provision of the Consulting Services, except to the extent such Losses arise from Contractor Representative’s gross negligence, willful misconduct, fraud, knowing violation of law or breach of any representation, warranty, covenant or other obligation expressly applicable to Contractor Representative under this Agreement (collectively, “Excluded Conduct”).

c.The Company shall indemnify, defend and hold harmless Contractor Representative from and against any Losses arising out of any third-party claim, action, suit or proceeding arising from or relating to Consulting Services performed by Contractor Representative within the scope of this Agreement, except to the extent such Losses result from Excluded Conduct. Contractor Representative shall promptly notify the Company of any such claim and reasonably cooperate, at the Company’s expense, in the defense thereof. The Company may assume and control the defense and settlement of such claim with counsel reasonably acceptable to Contractor Representative; provided that the
Company shall not settle any claim in a manner that imposes any admission of wrongdoing, non-monetary obligation or unreimbursed liability on Contractor Representative without her prior written consent, not to be unreasonably withheld, conditioned or delayed. Contractor Representative shall not settle any claim for which she seeks indemnification without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
d.Nothing in this Agreement limits or modifies any rights Contractor Representative may have in her capacity as a director of Parent under the Parent’s certificate of incorporation, bylaws, indemnification agreement, D&O insurance or applicable law.
10.Receipt and Non-Disclosure of Confidential Information.
a.In the course of providing the Consulting Services, Contractor and Contractor Representative may receive Confidential Information (as defined below). Contractor and Contractor Representative shall hold Confidential Information in strict confidence, use it solely for the Consulting Services or, in the case of Contractor Representative, as otherwise required in the proper discharge of her duties as a director of Parent, and not use it for personal benefit or any purpose adverse to the Company. Contractor Representative acknowledges that her confidentiality obligations as a director of Parent exist independently of this Agreement and are not limited or superseded by this Section.
b.If Contractor or Contractor Representative shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential Information, the person or entity subject to such Legal Process shall provide the Company with prompt written notice of such requirement and cooperate if requested with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if Confidential Information is required by Legal Process to be disclosed, Contractor or Contractor Representative, as applicable, may disclose such Confidential Information but shall not disclose any Confidential Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy. Any disclosure shall be limited to that portion of the Confidential Information which, in the opinion of counsel, is required by such Legal Process to be disclosed.
c.Upon termination of this Agreement, Contractor and Contractor Representative shall return or destroy, at the Company’s request, Work Product and Confidential Information in their possession or control that they received or created in connection with the Consulting Services, subject to routine archival copies and any materials Contractor Representative is entitled or required to retain in her capacity as a director of Parent or under applicable law. Any retained Confidential Information shall remain subject to applicable confidentiality obligations.

d.“Confidential Information” shall mean any information regarding the Company and/or its affiliates or third parties including trade secrets, pricing, software programs, marketing strategies, intellectual property, training materials, procedures, business arrangements with clients and/or third parties, contracts with clients and/or third parties, vendor lists and prices, manuals, financial statements (other than those publicly available), accounting practices and other secret, proprietary or confidential information relating to the Company which are valuable assets and property rights of the Company (collectively, “Confidential
Information”). Confidential Information includes the items set forth above whether or not developed or created by the Company, and whether or not marked or designated as “Confidential,” “Proprietary” or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including but not limited to physical demonstrations, in-person conversations and telephone conversations, email and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws, and including any Work Product of Contractor or Contractor Representative or Consulting IP (as defined below).
e.Confidential Information shall not include information which: (i) is or becomes generally available to the public other than as a result of the disclosure by Contractor, Contractor Representative or another person bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the Company or another party with respect to such information; or (ii) becomes available to Contractor or Contractor Representative from a source other than the Company or any of its directors, officers, employees, agents, affiliates, representatives, or advisors, provided that such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the Company or another party with respect to such information. Contractor Representative acknowledges that she understands that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made
(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.
11.Intellectual Property.

a.Contractor and Contractor Representative shall promptly disclose to the Company all Work Product and any inventions, discoveries, designs, processes, methods, software, documentation, improvements or other intellectual property that Contractor or Contractor Representative first conceives, creates, develops or reduces to practice specifically in the performance of the Consulting Services and that directly relate to the scope of Consulting Services (collectively, “Consulting IP”). Consulting IP does not include (i) inventions, know-how, materials or intellectual property owned or developed by Contractor or Contractor Representative before the Effective Date or independently outside the Consulting Services without use of Company Confidential Information or resources (“Background IP”), (ii) Contractor Representative’s general knowledge, skills and experience, or (iii) ideas, analyses or materials created solely in the discharge of Contractor Representative’s duties as a director of Parent and not as part of the Consulting Services.
b.Contractor and Contractor Representative hereby assign to the Company all right, title and interest in and to the Consulting IP, including all patent, copyright, trade secret and other intellectual property rights therein. To the extent any Background IP is incorporated into Consulting IP or other Work Product delivered to the Company, Contractor and Contractor Representative grant the Company a perpetual, worldwide, irrevocable, royalty-free, transferable and sublicensable license to use, reproduce, modify, distribute and otherwise exploit such Background IP solely as incorporated in or reasonably necessary to use the applicable Consulting IP or Work Product.
c.Contractor and Contractor Representative shall reasonably assist the Company, at the Company’s expense, in documenting, perfecting, obtaining, maintaining and enforcing the Company’s rights in Consulting IP, including by executing reasonable assignments, declarations and other documents.
d.Contractor and Contractor Representative shall maintain reasonable records of material Consulting IP created in performing the Consulting Services and provide such records to the Company upon request.
e.Contractor and Contractor Representative shall perform their respective obligations under this Section 11 without additional compensation other than the Consulting Fee, except that the Company shall reimburse reasonable out-of-pocket expenses incurred after termination in providing requested assistance under Section 11(c).
f.If, after reasonable efforts, the Company is unable to obtain the signature of Contractor or Contractor Representative on a document reasonably necessary to perfect the Company’s ownership of Consulting IP, Contractor and Contractor Representative each appoint the Company as its or her agent and attorney-in-fact solely for that limited purpose, which appointment is coupled with an interest and shall be irrevocable to the extent permitted by law.
12.Compliance with Laws, Anti-Corruption. The Company, Contractor and Contractor Representative will comply with applicable laws, rules, ordinances and regulations of the United States and the state designated in the governing law provision below, and with any other jurisdiction in which each acts. In no event will the Company, Contractor or

Contractor Representative be obligated under this Agreement to take any action that it or she believes, in good faith, would cause it or her to be in violation of any laws, rules, ordinances or regulations applicable to it or her. Contractor represents and warrants, and Contractor Representative separately represents and warrants as to herself, that each is aware of, understands and has complied and will comply with, all applicable U.S. and foreign anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act. In the event of a breach of any of the representations, warranties or covenants in this Section by Contractor or Contractor Representative, the Company may, in its sole discretion and in addition to any other remedies it may have under law or this Agreement, terminate this Agreement immediately. Any claims for payment by Contractor with regard to a transaction for which such breach has occurred, including claims for services previously performed, will be automatically terminated and cancelled and all payments previously paid with respect to such transaction will be refunded to the Company by Contractor. Contractor will further indemnify and hold the Company harmless against any and all claims, losses or damages arising from or related to such breach and termination of this Agreement. Contractor and Contractor Representative shall also comply with the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, information security and cybersecurity requirements, and other Company policies reasonably applicable to the Consulting
Services, in each case as in effect from time to time.
13.Miscellaneous.
a.This Agreement shall be construed, administered and enforced according to the laws of the State of Texas without regard to its principles of conflict of laws. Any dispute arising from or related to this Agreement or the Services shall be litigated exclusively in a court of competent jurisdiction in Williamson or Travis County, Texas. The Parties irrevocably consent to the exercise of personal jurisdiction in Texas.
b.Any notice provided for under this Agreement to be given by either party shall be in writing and shall be effective either (i) when delivered in person by courier or by express service to the address set forth in the introductory paragraph of this Agreement or (ii) five business days after deposit in a sealed envelope in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to such address or (iii) on the date of its transmission if sent via email or fax to the other party's accurate email address or fax number for the other party's accurate contact person and if confirmed within five business days thereafter with a print copy of same delivered personally or by such mail delivery. Either party may designate a different address by notice to the other given in accordance herewith.
c.This Agreement supersedes any and all other agreements, either oral or written, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to the subject matter hereof. With respect to the rights and obligations expressly applicable to Contractor Representative, this Agreement likewise constitutes the entire agreement between the Company and Contractor Representative concerning those rights and obligations.

d.Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AND CONTRACTOR REPRESENTATIVE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT OR SHE MAY HAVE TO A TRIAL BY JURY REGARDING ANY ACTION, SUIT, OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE CONSULTING SERVICES.
e.The Company may assign or transfer this Agreement without Contractor’s consent to any successor entity or affiliate that agrees in writing to be bound by the terms and conditions of this Agreement. Contractor may not assign or transfer this Agreement, delegate or subcontract any of its obligations hereunder, or replace or substitute Contractor Representative, without the Company’s prior written consent. Contractor Representative may not assign or delegate any obligation expressly applicable to her under this Agreement without the Company’s prior written consent. Any purported assignment, transfer, delegation, subcontracting, replacement or substitution in violation of this Section shall be void.
f.No waiver or modification of any right or remedy under this Agreement or of any provision hereof will be effective unless it is stated in writing and signed by the parties. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed or deemed to be a waiver or release and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No effective waiver of any right, remedy or provision of this Agreement will be deemed a waiver of any other. No effective waiver of any right, remedy or provision of this Agreement will be deemed a waiver of the same right, remedy or provision at any other time.
g.This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Notwithstanding the statements or actions of the parties, no provisions of this Agreement will be binding upon either party until this Agreement is signed by both parties.
h.This Agreement may not be altered, amended or modified except by written instrument signed by the Parties; provided that any amendment or modification of a right or obligation expressly applicable to Contractor Representative shall also require Contractor Representative’s written consent.
i.The Parties and Contractor Representative agree that this Agreement will be fairly interpreted in accordance with its terms without any strict construction in favor of or against any of them and that ambiguities will not be interpreted against the drafting party.
j.Section headings are for convenience of reference only and shall not be used in interpreting this Agreement.
k.If any term, condition, or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, unlawful, unenforceable in any respect, then
(i) the court shall revise such term, condition, or provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Agreement shall not be affected thereby, and the parties will endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, and said remaining terms, conditions and provisions will continue to be valid and enforceable to the full extent permitted by applicable law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date, and Contractor Representative has executed this Agreement solely with respect to the provisions expressly applicable to Contractor Representative.

HYLIION INC.

By: /s/ Thomas Healy     Name: Thomas J. Healy
Title: Founder and CEO

GUSTANSKI TECHNICAL SERVICES LLC

By: /s/ Mary Gustanski     Name: Mary E. Gustanski
Title: Member

Individually, as Contractor Representative:

    /s/ Mary Gustanski
Mary E. Gustanski

EXHIBIT A CONSULTING SERVICES

•Advise management on product launch and commercialization planning
•Review engineering, manufacturing, and operational processes for product launch
•Assess technical risks that affect launch timing, product quality, reliability, manufacturability, or customer deployment
•Review commercialization metrics, milestones, and critical-path activities and provide recommendations to management
•Participate in periodic commercialization reviews and technical milestone assessments
•Advise on risk mitigation plans for technical, manufacturing, supply chain, and product deployment issues
•Review product design plans and engineering change management
•Provide strategic advice regarding manufacturing scale-up, production readiness, and process capability
•Advise on manufacturing yield improvement, process optimization, and quality systems
•Review supplier quality readiness and manufacturing risk for critical components
•Advise on commercialization of additive manufacturing and other advanced manufacturing processes
•Review field performance data from prototype, pilot, and customer deployment units
•Evaluate product reliability trends and recommend engineering priorities
•Provide recommendations concerning validation testing and technical qualification
•Advise on customer deployment strategies and technical support for early customer installations
•Assist management in evaluating commercialization risks and technical readiness for new applications
•Provide objective technical assessments to senior management regarding engineering priorities
•Advise management regarding engineering organization, technical capabilities, and resource allocation.

A-1